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                                                                     Exhibit (j)


                       CONSENT OF INDEPENDENT ACCOUNTANTS


        We consent to the incorporation by reference in this Post-Effective Amendment No. 23 to the Registration Statement on Form N-1A (File No. 811-2631) under the Investment Company Act of 1940, of our report dated January 28, 2000 on our audit of the financial statements and financial highlights of Chestnut Street Exchange Fund, which report is included in the Annual Report to Shareholders for the year ended December 31, 1999, and for the respective period then ended. We also consent to the reference to our Firm under the headings "Investment Advisory and Other Services," and "Financial Statements" in the Statement of Additional Information.




/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP


2400 Eleven Penn Center
Philadelphia, Pennsylvania


April 27, 2000